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Exhibit 5.1

March 6, 2002

Board of Directors
Hollywood Entertainment Corporation
9275 SW Peyton Lane
Wilsonville, OR 97070

        We have been engaged by Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), to render this opinion in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering (i) shares of Common Stock of the Company (the "Shares") which may be offered and sold by the Company for an aggregate price to the public of up to $126,500,000 and (ii) debt securities of the Company (together with any guarantee thereof by HMC, the "Debt Securities") which may be offered and sold by the Company for an aggregate price to the public of up to $300,000,000. This opinion supplements our opinion dated January 28, 2002 and previously filed as an exhibit to the Registration Statement. We have reviewed the corporate action of the Company and HMC in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

        The Company proposes to sell up to 8,050,000 of the Shares (the "Takedown Shares") for a price to the public of $15 per share, including up to 1,050,000 shares subject to an over-allotment option granted to the underwriters, pursuant to an Underwriting Agreement, dated March 6, 2002 (the "Underwriting Agreement"), between the Company and UBS Warburg LLC, Bear, Stearns & Co. Inc., Robertson Stephens, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

        Based on the foregoing, it is our opinion that:

  (i)
  The Company is a corporation existing under the laws of the State of Oregon;

  (ii)
  The Takedown Shares have been duly authorized; and

  (iii)
  The Takedown Shares, when issued and sold in the manner described in the Registration Statement and Prospectus (as defined in the Underwriting Agreement), and in accordance with the Underwriting Agreement, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

        We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP

STOEL RIVES LLP

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  Exhibit 5.1